EXHIBIT (a)(1)(xx)

FORM OF
MARSH & MCLENNAN COMPANIES, INC.
TERMS AND CONDITIONS OF THE
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
FOR NEW OPTIONS

Terms and Conditions for [Non-U.S.]1 Recipients of the Offer to Exchange

     Marsh & McLennan Companies, Inc., which is sometimes referred to herein as “the Company,” “MMC,” “our,” “us” and “we,” is offering eligible employees the opportunity to exchange outstanding options (“eligible options”) to purchase shares of MMC’s common stock, par value $1.00 per share (“common stock”), for a number of new options covering fewer shares as set forth below.

     These Terms and Conditions of the Offer to Exchange Certain Outstanding Options, dated May 23, 2005 (the “Terms and Conditions”), relate to an offer to eligible employees to exchange eligible options outstanding under the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan, the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan and any applicable predecessor plans, as amended (the “Plans”) for new options (the “new options”) to purchase shares of MMC’s common stock to be granted under the Plans, upon the terms and subject to the conditions set forth in the offer to exchange and the related MMC Stock Option Exchange Form (the “election form” and, together with the offer to exchange, as they may be amended from time to time, the “offer”).

     We expect to grant the new options on or promptly after the first business day following the expiration of this offer. We are making this offer upon the terms and subject to the conditions set forth in these Terms and Conditions and in the related Stock Option Exchange Form (“election form” which together, as they may be amended from time to time, constitute the “offer,” the “exchange program” or the “program”). Participation in the exchange program is voluntary.

You are eligible to participate in the exchange program only if you:

  are an employee of MMC or any of its subsidiaries on May 23, 2005;

  reside in all countries except where prohibited (the “eligible countries”);

  are not an executive officer of MMC covered by Section 16 of the Securities Exchange Act of 1934 (“Section 16”) prior to 2005. (Executive officers who became subject to Section 16 in 2005 will be eligible to participate);

  remain an employee who meets the above requirements (“eligible employee”) through the new grant date; and

  hold at least one eligible option on May 23, 2005.

     The outstanding options that you hold under the Plans give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. When we use the term “option” in this offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

1 Insert country for individualized documents.

     If you elect to exchange options, you will not be eligible to receive new options unless you continue to be employed by MMC or any of its subsidiaries, and continue to reside in an eligible country through the new grant date.

     Each eligible employee who accepts the offer will receive a new option to purchase common stock in exchange for eligible options to purchase common stock that are accepted for exchange and cancelled. The number of shares underlying the new options was determined according to an exchange formula that is intended to provide participating employees with new options having an estimated value equal to approximately 90% of the estimated value of their surrendered options, in each case determined as of May 18, 2005. We calculated the values of the surrendered options and the new options using the Black-Scholes valuation option pricing model.

     If you are eligible to participate and you elect to exchange eligible options, you must exchange all or none of the outstanding eligible options that were granted to you on a single grant date. If you have previously exercised a portion of your eligible options granted on a single grant date, only the portion of those options which have not yet been exercised will be eligible to be exchanged in this program.

     All eligible options we accept pursuant to the offer will be cancelled shortly following the expiration of the offer, currently scheduled for 5:00 p.m. Eastern Time on June 30, 2005, and options accepted for exchange and cancelled will no longer be exercisable after that time. The eligible options that are accepted for exchange and cancelled are referred to herein as the “options accepted for exchange,” the “cancelled options” or the “surrendered options.”

     Unless the offer is extended we expect that we will grant the new options on July 1, 2005 (the date on which we grant the new options being referred to as the “new grant date”).

     If you elect to exchange options as described in this offer, your election is accepted, you remain an employee of MMC or any of its subsidiaries, and you remain a resident of one of the eligible countries through the new grant date, we will grant you new options under the Plans.

     Each new option will:

  have a per share exercise price equal to the average of the high and low sales prices on the New York Stock Exchange on the trading day immediately preceding the new grant date;

  vest and become exercisable on the later of the second anniversary of the new grant date and the original vesting date of the tendered option it was issued in exchange for, conditioned upon continued employment with MMC or any of its subsidiaries. This means that all new options will be completely unvested and unexercisable on the new grant date, regardless of whether the surrendered options were partially or wholly vested or exercisable prior to their exchange and cancellation;

  have the same remaining term as the tendered option it was issued in exchange for; and

  not be treated as incentive stock options for U.S. federal income tax purposes.

     The terms and conditions of the new options will be similar to the cancelled options, except for the new option exercise price and the new vesting and exercisability schedule.

     Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange your options.

     This offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This offer is subject to these Terms and Conditions.

     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

WITHHOLDING

MMC and/or your local employer shall have the power and the right to deduct or withhold, or require you to remit to MMC and to the your local employer, an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, social security contributions, and National Insurance Contributions that are required by law to be withheld with respect to the option exchange program, grant of the new options, any exercise of your rights under these Terms and Conditions, the sale of shares acquired from the exercise of the new options, and/or payment of dividends on shares acquired pursuant to exercise of the new options, as applicable.

A sufficient number of the MMC shares resulting from the option exercise will be retained by MMC to satisfy the tax withholding obligation unless you elect to satisfy all applicable tax withholding by check at the time of the taxable event, as applicable.

OTHER PROVISIONS

A.	No Right to Continued Employment. Neither the option exchange program, the granting of the new options, nor any exercise thereof gives you any right to continue to be employed by your local employer or MMC, or restricts, in any way, your right or the right of your employer to terminate your employment at any time for any reason not specifically prohibited by law. Nothing in these Terms and Conditions or the Plans gives you any right to continue in the employ of your local employer or MMC or to interfere in any way with the right of your local employer or MMC to terminate your employment at any time.

B.	Discretionary Nature of Offer to Exchange. By accepting this offer, you agree to be bound by these Terms and Conditions and acknowledge that:

1) MMC (and not your local employer) is offering the option exchange program. Furthermore, these Terms & Conditions are not derived from any preexisting labor relationship between you and MMC, but rather from a mercantile relationship.

(2) MMC will administer the Plans from outside your country of residence and that U.S. law will govern the option exchange program and all new options granted under the Plans.

(3) That benefits and rights provided under the offer to exchange and the Plans are wholly discretionary and, although provided by MMC, do not constitute regular or periodic payments.

(4) The benefits and rights provided under the Plans are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result or may result from the loss or diminution in value of such rights under the Plans or your ceasing to have any rights under, or ceasing to be entitled to any rights under the Plans as a result of such termination.

(5) The exchange of options and grant of new options, hereunder, and any future grant of options under the Plans is entirely voluntary, and at the complete discretion of MMC. Neither the exchange of options, grant of the new options nor any future grant of an option by MMC shall be deemed to create any obligation to grant any further options, whether or not such a reservation is explicitly stated at the time of such a grant. MMC has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plans; provided, however, that no such amendment, suspension, or termination shall adversely affect your rights hereunder.

(6) The Plans shall not be deemed to constitute, and shall not be construed by you to constitute, part of the terms and conditions of employment. Neither MMC nor your local employer shall incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the offer to exchange or the Plans at any time.

(7) Participation in the option exchange program and the Plans shall not be deemed to constitute, and shall not be deemed by you to constitute, an employment or labor relationship of any kind with your local employer or MMC.

C.	Limitations. Payment of shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of MMC by reason of the option.

D.	Data Privacy Consent.

	(1)	By signing these Terms and Conditions, and as a condition of the option exchange program and grant of the new options, you expressly consent to the collection, use, and transfer of personal data as described in this section D to the full extent permitted by and in full compliance with applicable law.

	(2)	You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held by MMC, details of all options or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plans (“data”).

	(3)	You further understand that part or all of your data may be also held by MMC and/or its subsidiaries, pursuant to a transfer made in the past with your consent, in respect of any previous grant of options or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.

	(4)	You further understand that your local employer will transfer data to MMC and/or its subsidiaries among themselves as necessary for the purposes of implementation, administration, and management of the your participation in the option exchange program and the Plans, and that MMC and/or its subsidiaries may transfer data among themselves, and/or each, in turn, further transfer data to any third parties assisting MMC in the implementation, administration, and management of the Plans (“data recipients”).

(5)	You understand that MMC and/or its subsidiaries, as well as the data recipients, are or may be located in your country of residence or elsewhere, such as the United States.

You authorize MMC and/or its subsidiaries, as well as data recipients to receive, possess, use, retain, and transfer data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the option exchange program and the Plans, including any transfer of such data, as may be required for the administration of the option exchange program and the Plans and/or the subsequent holding of shares on your behalf, to a broker or third party with whom the shares acquired on exercise may be deposited.

(6)	You understand that you may show your opposition to the processing and transfer of your data, and, may at any time, review the data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting MMC. You further understand that withdrawing consent may affect your ability to participate in the Plan.

IMPORTANT

     If you wish to elect to exchange your options, you must complete and submit the election form on our internet site at www.mmcpeople.link.com. This internet site will provide instructions on how to print, sign, and submit a paper copy if this additional step is required by your country of residence. You may also complete and submit the MMC Stock Option Exchange Form in accordance with its instructions, and send it to us by interoffice mail, facsimile ((212) 345-4767) or regular mail to 1166 Avenue of the Americas, New York, New York 10036: Attn: MMC Global Compensation. To participate, your election form must be received no later than 5:00 p.m. Eastern Time on June 30, 2005, unless the offer is extended. You will receive a confirmation by e-mail or mail, at our discretion, promptly after receipt of your completed election form. If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled. If you have technical difficulties with our internet site, please contact MMC’s Stock Option Exchange hotline at (212) 345-3500 or e-mail: MMC.Stock.Option.Group@mmc.com.

     We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any election to exchange options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this offer to option holders in any such jurisdiction.

     MMC HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. MMC HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED STOCK OPTION EXCHANGE FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY MMC.

     NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF MMC OR ANY OF ITS SUBSIDIARIES OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF EMPLOYMENT, WAGES OR COMPENSATION. THE EMPLOYMENT RELATIONSHIP BETWEEN MMC OR ITS SUBSIDIARIES AND EACH EMPLOYEE REMAINS “AT WILL.”

     MMC RESERVES THE RIGHT TO AMEND OR TERMINATE THE PLANS AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE PLANS OR ANY OF MMC’S OTHER STOCK OPTION PLANS AND THIS OFFER TO EXCHANGE, DOES NOT IN ANY WAY OBLIGATE MMC TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE AT ANY FUTURE TIME. THE GRANT OF ANY OPTION AND ANY FUTURE OPTIONS GRANTED UNDER ANY PLAN OR IN RELATION TO THIS OFFER TO EXCHANGE IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY APPLICABLE LAW.

IN WITNESS WHEREOF, MMC has caused these Terms & Conditions to be duly executed by the facsimile signature of its Director of Global Compensation & Benefits as of the day and year first above written. By consenting to these Terms and Conditions, you agree that you have carefully read, fully understand and agree to all of the Terms and Conditions described herein.

Facsimile signature of Stephen
Pennacchio

Participant’s signature